Exhibit 99

Pfizer Reports Second-Quarter 2009 Results; Increases Full-Year 2009 Adjusted Diluted EPS(1) Guidance

  Second-Quarter 2009 Revenues of $11.0 Billion
  Second-Quarter 2009 Reported Diluted EPS(2) of $0.34, Adjusted Diluted EPS(1) of $0.48
  Continues to Execute on Financial and Strategic Commitments While Achieving Significant Milestones in Connection with the Pending Wyeth Acquisition
  Increases 2009 Guidance for Adjusted Diluted EPS(1) to a Range of $1.90 to $2.00 from $1.85 to $1.95

NEW YORK--(BUSINESS WIRE)--July 22, 2009--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Second-Quarter			Year-to-Date
	2009	2008	Change	2009	2008	Change
Reported Revenues	$10,984	$ 12,129	(9%)	$ 21,851	$ 23,977	(9%)
Reported Net Income(2)	2,261	2,776	(19%)	4,990	5,560	(10%)
Reported Diluted EPS(2)	0.34	0.41	(17%)	0.74	0.82	(10%)
Adjusted Income(1)	3,249	3,698	(12%)	6,916	7,797	(11%)
Adjusted Diluted EPS(1)	0.48	0.55	(13%)	1.03	1.15	(10%)

See end of text prior to tables for notes.

Pfizer Inc. (NYSE: PFE) today reported financial results for second-quarter 2009. Revenues were $11.0 billion, a decrease of 9% compared with the year-ago quarter and flat on a constant currency basis. Foreign exchange unfavorably impacted revenues by approximately $1.1 billion or 9%. For second-quarter 2009, U.S. revenues were $4.5 billion, a decrease of 5% compared with the year-ago quarter. International revenues were $6.5 billion, a decrease of 12% compared with the prior-year quarter, and reflected operational growth of 2%, which was more than offset by the unfavorable impact of foreign exchange of 14%. U.S. revenues represented 41% of the total compared with 39% in the year-ago quarter, while international revenues represented 59% of the total compared with 61% in the year-ago quarter.

For first-half 2009, revenues were $21.9 billion, a decrease of 9% compared with the same period in 2008 and a decrease of 2% on a constant currency basis. Foreign exchange unfavorably impacted revenues by approximately $1.7 billion or 7%. U.S. revenues were $9.5 billion, a decrease of 7% compared with first-half 2008. International revenues were $12.4 billion, a decrease of 10% compared with the same period last year, and reflected operational growth of 2%, which was more than offset by the unfavorable impact of foreign exchange of 12%. U.S. revenues represented 43% of the total and international revenues represented 57% of the total, comparable with first-half 2008. In addition to foreign exchange, other factors that negatively impacted first-half 2009 revenues in comparison with first-half 2008 included the loss of U.S. exclusivity for Zyrtec in January 2008 and Camptosar in February 2008, the loss of exclusivity in Japan for Norvasc in July 2008, as well as the revenue declines for Lipitor, as a result of continued intense competition, and for Chantix/Champix, mainly due to label changes.

Business Revenues

Effective January 1, 2009, Pfizer expanded its operating model within the Pharmaceutical business to include five customer-focused units, in addition to its Animal Health business. During second-quarter 2009, all Pharmaceutical units and Animal Health generated revenue growth on a constant currency basis with the exception of the Established Products unit, which manages a portfolio of products that have generally lost patent protection or marketing exclusivity and that have an expected decline in revenues at this stage in their lifecycle.

	Second-Quarter
($ in millions)	2009	2008	Change	Foreign Exchange	Operational
Primary Care(3)	$5,135	$5,487	(6%)	(7%)	1%
Specialty Care(4)	1,416	1,485	(5%)	(7%)	2%
Oncology(5)	352	384	(8%)	(12%)	4%
Established Products(6)	1,634	2,038	(20%)	(7%)	(13%)
Emerging Markets(7)	1,526	1,659	(8%)	(17%)	9%

Total Pharmaceutical	10,063	11,053	(9%)	(9%)	--

Animal Health(8)	648	715	(9%)	(11%)	2%
Other(9)	273	361	(24%)	(5%)	(19%)

Total	$10,984	$12,129	(9%)	(9%)	--

See end of text prior to tables for notes.

Primary Care revenues for second-quarter 2009 were $5.1 billion, a 6% decline compared with $5.5 billion in the year-ago quarter. Operational growth of 1%, primarily driven by the strong international performance of Lyrica, was more than offset by the unfavorable impact of foreign exchange.

Specialty Care revenues for second-quarter 2009 were $1.4 billion, a 5% decrease compared with $1.5 billion in the same period last year. Operational growth of 2%, largely driven by the solid U.S performance of certain products, including Revatio and Geodon, was more than offset by the unfavorable impact of foreign exchange.

Oncology revenues for second-quarter 2009 were $352 million, an 8% decrease compared with $384 million in the prior-year quarter. Operational growth of 4%, due primarily to the strong performance in international markets of Sutent and Aromasin, was more than offset by the unfavorable impact of foreign exchange.

Established Products revenues for second-quarter 2009 were $1.6 billion, a 20% decline compared with $2.0 billion in the year-ago quarter, comprised of a 13% operational decline and a 7% foreign exchange decline. Since the products in this unit generally have lost patent protection or marketing exclusivity, revenues have declined. This unit was created in 2008 with the goal of recapturing value for these products in developed market geographies by progressively slowing the erosion of, and ultimately stabilizing, revenue and profit from established products. Supporting initiatives within the unit include programs designed to expand patient and payor access to this portfolio, to develop product enhancements, to expand the portfolio and to increase promotional efforts for targeted products.

Emerging Markets revenues for second-quarter 2009 were $1.5 billion, an 8% decrease compared with $1.7 billion in second-quarter 2008. These revenues include the revenue from both established products and patent-protected products sold in emerging markets. Operational growth of 9%, largely attributable to double-digit growth in high-priority countries, notably China and Turkey, was more than offset by the unfavorable impact of foreign exchange.

Animal Health revenues for second-quarter 2009 were $648 million, a 9% decline compared with $715 million in the year-ago quarter. Operational growth of 2%, primarily driven by the solid performance in emerging markets and for certain new products worldwide, was more than offset by the negative impact of foreign exchange.

Reported Net Income(2) and Reported Diluted EPS(2)

For second-quarter 2009, Pfizer posted reported net income(2) of $2.3 billion, a decline of 19% compared with $2.8 billion in the prior-year quarter, and reported diluted EPS(2) of $0.34, a decline of 17% compared with $0.41 in the prior-year quarter. For first-half 2009, Pfizer posted reported net income(2) of $5.0 billion, a decline of 10% compared with $5.6 billion in first-half 2008, and reported diluted EPS(2) of $0.74, a decline of 10% compared with $0.82 in the prior-year period. Results were unfavorably impacted by foreign exchange and an increase in the effective tax rate as well as costs incurred in connection with the pending Wyeth acquisition. These factors were partially offset by savings from cost-reduction initiatives, lower costs associated with those initiatives and lower in-process research and development charges in 2009. The increase in the effective tax rate on reported results to approximately 26% in second-quarter 2009 from approximately 1% in second-quarter 2008, and to approximately 27% in first-half 2009 from approximately 12% in first-half 2008, was primarily due to the increased tax cost associated with certain business decisions executed to finance the pending Wyeth acquisition as well as favorable income tax adjustments in 2008.

Adjusted Income(1) and Adjusted Diluted EPS(1)

Second-quarter 2009 adjusted income(1) was $3.2 billion, a decrease of 12% compared with $3.7 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.48, a decrease of 13% compared with $0.55 in the year-ago quarter. First-half 2009 adjusted income(1) was $6.9 billion, a decrease of 11% compared with $7.8 billion in first-half 2008, and adjusted diluted EPS(1) was $1.03, a decrease of 10% compared with $1.15 in the year-ago period. Both adjusted income(1) and adjusted diluted EPS(1) were negatively impacted by foreign exchange and an increase in the effective tax rate on adjusted income(1) to approximately 28% in second-quarter 2009 from approximately 20% in second-quarter 2008, and to approximately 29% in first-half 2009 from approximately 21% in first-half 2008, primarily due to the increased tax cost associated with certain business decisions executed to finance the pending Wyeth acquisition as well as a favorable income tax adjustment in 2008. These factors were partially offset by savings from cost-reduction initiatives.

In second-quarter 2009, adjusted cost of sales(1) as a percentage of revenues was 15.4% compared with 16.9% in second-quarter 2008. This improvement reflects the benefits from cost-reduction initiatives and foreign exchange. Excluding the impact of foreign exchange, adjusted cost of sales(1) as a percentage of revenues was 16.2% in second-quarter 2009.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $3.3 billion in second-quarter 2009, a decrease of 12% compared with $3.7 billion in the prior-year quarter. The decrease was due to the favorable impact of cost-reduction initiatives, as well as foreign exchange which reduced second-quarter 2009 adjusted SI&A expenses(1) by $253 million compared with the year-ago quarter.

Adjusted research and development (R&D) expenses(1) were $1.7 billion in second-quarter 2009, a decrease of 11% compared with $1.9 billion in the prior-year period. The decrease was due to the favorable impact of cost-reduction initiatives, as well as foreign exchange which reduced second-quarter 2009 adjusted R&D expenses(1) by $68 million compared with the year-ago quarter.

Overall, operational improvements resulting from cost-reduction initiatives decreased adjusted total costs(10) by approximately $410 million or 5% in second-quarter 2009 compared with the prior-year period, and foreign exchange decreased adjusted total costs(10) by $585 million or 8%. The operational improvements were driven partially by the reduction in workforce to approximately 76,500 at the end of second-quarter 2009, a decline of 3,750 compared with the end of the first-quarter 2009, and a decline of 10,100 since the beginning of 2008, as well as manufacturing and research and development site exits. Throughout the remainder of 2009, a portion of the operational cost reductions achieved in first-half 2009 is expected to be reinvested to further execute strategies, primarily in emerging markets and established products, and to support the late-stage development portfolio.

Executive Commentary

“Our results this quarter demonstrate our ability to continue to deliver solid operational performance despite a challenging and dynamic economic and operating environment. On a constant currency basis, all of our Pharmaceutical units and Animal Health generated revenue growth during the quarter, with the exception of the Established Products unit, which manages a portfolio of products that have an expected decline in revenues at this stage of their lifecycle,” stated Jeff Kindler, Chairman and Chief Executive Officer.

Kindler continued, “Additionally, significant progress was made in connection with our pending Wyeth acquisition by achieving several key milestones, including approval of the acquisition by the European Commission, which included our commitment to divest certain animal health assets in the EU; the submission of regulatory filings in other important international markets; the approval of the acquisition by Wyeth shareholders; and further development of our post-closing integration plans. At the same time, we remain focused on meeting our commitments - generating revenues consistent with our expectations and continuing to streamline our cost structure.”

Frank D’Amelio, Chief Financial Officer, stated, “We remain committed to delivering on our 2009 financial goals and today, are increasing our guidance for adjusted diluted EPS(1) to a range of $1.90 to $2.00 from a range of $1.85 to $1.95 as well as narrowing our revenue guidance to a range of $45.0 to $46.0 billion from a range of $44.0 to $46.0 billion. We are also improving our guidance on many of our expense line items. Additionally, we’ve made substantial progress on our cost-reduction initiative with an operational decrease of approximately $740 million in adjusted total costs(10) realized during first-half 2009, a portion of which we expect will fund increased activity in support of business opportunities, primarily in emerging markets and established products, and in support of our late-stage development portfolio, among other things, during second-half 2009. In connection with the pending Wyeth acquisition, we replaced our bridge loan facility with permanent financing and are making substantial progress in planning for a successful and rapid integration of Wyeth following the closing.”

Financial Guidance

For full-year 2009, Pfizer’s financial guidance, at current exchange rates(11) has been updated and is summarized below. Guidance for adjusted diluted EPS(1) has been increased to a range of $1.90 to $2.00 from $1.85 to $1.95 and guidance for reported revenues has been narrowed to a range of $45.0 to $46.0 billion from a range of $44.0 to $46.0 billion. Guidance for reported diluted EPS(2) has increased to a range of $1.30 to $1.45 from a range of $1.20 to $1.35, primarily due to lower than anticipated costs to be incurred in 2009 in connection with our cost-reduction initiatives. In addition, guidance for other line items, adjusted SI&A expenses(1), adjusted R&D expenses(1) and adjusted other (income)/deductions(1), has been either narrowed or improved as detailed below. We continue to expect to achieve net savings compared to 2008 adjusted total costs(10) of $2 billion by the end of 2011 at 2008 foreign exchange rates.

2009 Guidance(12)
Reported Revenues	$45.0 to $46.0 billion (previously $44.0 to $46.0 billion)
Adjusted Cost of Sales(1) as a Percentage of Revenues	14.5% to 15.5%
Adjusted SI&A Expenses(1)	$13.4 to $13.8 billion (previously $13.5 to $14.0 billion)
Adjusted R&D Expenses(1)	$7.0 to $7.4 billion (previously $7.1 to $7.5 billion)
Adjusted Other (Income)/Deductions(1)	($600 to $700 million) (previously ($500 to $700 million))
Effective Tax Rate on Adjusted Income(1)	Approximately 30%
Reported Diluted EPS(2)	$1.30 to $1.45 (previously $1.20 to $1.35)
Adjusted Diluted EPS(1)	$1.90 to $2.00 (previously $1.85 to $1.95)

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1)

"Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses, Adjusted R&D expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended March 29, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter 2009 and 2008 and first-half 2009 and 2008 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2009 adjusted income and adjusted diluted EPS guidance to full-year 2009 reported net income(2) and reported diluted EPS(2) guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(2)

“Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. generally accepted accounting principles. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. generally accepted accounting principles.

(3)	The Primary Care business unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but is not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, anxiety, cardiovascular (excluding pulmonary arterial hypertension), diabetes, pain, genitourinary, obesity, osteoporosis and respiratory. Examples of products in this business unit include, but are not limited to, Lipitor, Lyrica, Celebrex and Viagra. All revenues for such products are allocated to the Primary Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(4)	The Specialty Care business unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but is not limited to, products in the following therapeutic and disease areas: antibacterials, antifungals, antivirals, bone, inflammation, gastrointestinal, growth hormones, multiple sclerosis, ophthalmology, pulmonary arterial hypertension and psychosis. Examples of products in this business unit include, but are not limited to, Xalatan, Zyvox, Geodon and Genotropin. All revenues for such products are allocated to the Specialty Care business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(5)

The Oncology business unit includes revenues from human oncology and oncology-related products. Examples of products in this business unit include, but are not limited to, Sutent and Aromasin. All revenues for such products are allocated to the Oncology business unit, except those generated in emerging markets(7), and those that are managed by the Established Products(6) business unit.

(6)	The Established Products business unit generally includes revenues from human pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. In certain situations, products may be transferred to this unit before losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this business unit include, but are not limited to, Norvasc, Relpax, Medrol and Arthrotec.

(7)	The Emerging Markets business unit includes revenues from all human pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan), Latin America, Middle East, Africa, Central and Eastern Europe, Russia and Turkey.

(8)	The Animal Health business includes revenues from products to treat livestock and companion animals.

(9)	Includes Consumer Healthcare business-transition activity, Capsugel and Pfizer Centersource.

(10)	Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(11)	Current exchange rates approximate rates at the time of the second-quarter 2009 earnings press release (July 2009).

(12)

Does not assume the completion of any business-development transactions not completed as of June 28, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of June 28, 2009, as we do not forecast those matters. However, reported diluted EPS(2) full-year 2009 financial guidance does reflect certain costs incurred and expected to be incurred in connection with the pending Wyeth acquisition. These costs include, but are not limited to, transaction costs, pre-integration costs and financing costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

	Second Quarter		% Incr. / (Decr.)	Six Months		% Incr. / (Decr.)
	2009	2008		2009	2008
Revenues	$10,984	$12,129	(9)	$21,851	$23,977	(9)
Costs and expenses:
Cost of sales (a)	1,756	2,289	(23)	3,164	4,275	(26)
Selling, informational and administrative expenses (a)	3,350	3,863	(13)	6,226	7,355	(15)
Research and development expenses (a)	1,695	1,966	(14)	3,400	3,757	(9)
Amortization of intangible assets	583	663	(12)	1,161	1,442	(19)
Acquisition-related in-process research and development charges	20	156	(87)	20	554	(96)
Restructuring charges and acquisition-related costs	459	569	(19)	1,013	747	36
Other (income)/deductions--net	72	(167)	*	15	(500)	*
Income from continuing operations before provision for taxes on income	3,049	2,790	9	6,852	6,347	8
Provision for taxes on income	786	25	*	1,860	788	136
Income from continuing operations	2,263	2,765	(18)	4,992	5,559	(10)
Discontinued operations--net of tax	3	17	(85)	4	13	(71)
Net income before allocation to noncontrolling interests	2,266	2,782	(19)	4,996	5,572	(10)
Less: Net income attributable to noncontrolling interests	5	6	(28)	6	12	(51)
Net income attributable to Pfizer Inc.	$2,261	$2,776	(19)	$4,990	$5,560	(10)
Earnings per share - basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.34	$0.41	(17)	$0.74	$0.82	(10)
Discontinued operations--net of tax	-	-	--	-	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.34	$0.41	(17)	$0.74	$0.83	(11)
Earnings per share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.34	$0.41	(17)	$0.74	$0.82	(10)
Discontinued operations--net of tax	-	-	--	-	-	--
Net income attributable to Pfizer Inc. common shareholders	$0.34	$0.41	(17)	$0.74	$0.82	(10)
Weighted-average shares used to calculate earnings per common share:
Basic	6,728	6,732		6,726	6,736
Diluted	6,752	6,748		6,752	6,754

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 6 below.
* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.	The above financial statements present the three-month and six-month periods ended June 28, 2009 and June 29, 2008. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 24, 2009 and May 25, 2008.
2.	The financial results for the three-month and six-month periods ended June 28, 2009 are not necessarily indicative of the results which could ultimately be achieved for the current year.
3.	On January 1, 2009, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 provides guidance for the accounting, reporting and disclosure of noncontrolling interests, previously referred to as minority interests. The adoption of SFAS 160 resulted in reclassifications of prior-period amounts to conform to the second-quarter and six-month 2009 presentations, primarily related to the presentation of noncontrolling interests.
4.	Included in Restructuring charges and acquisition-related costs for the three-month and six-month periods ended June 28, 2009 are $184 million and $553 million, respectively, of transaction costs, such as banking, legal, accounting and other costs, directly related to our pending acquisition of Wyeth.
5.

In the second quarter of 2009, we recorded $20 million of Acquisition-related in-process research and development charges (IPR&D) due to the resolution of a contingency associated with our 2008 acquisition of CovX. In the second quarter of 2008, we expensed $156 million of IPR&D, primarily related to our acquisitions of Serenex, Inc. and Encysive Pharmaceuticals, Inc. In the first quarter 2008 we expensed $398 million of IPR&D, primarily related to our acquisitions of CovX and Coley Pharmaceutical Group, Inc. As a result of adopting SFAS No. 141R, Business Combinations, beginning January 1, 2009, IPR&D related to acquisitions after adoption will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first or second quarters of 2009.

6.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 28, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$10,984	$-	$-	$-	$(18)	$10,966
Costs and expenses:
Cost of sales (a)	1,756	-	-	-	(70)	1,686
Selling, informational and administrative expenses (a)	3,350	3	-	-	(89)	3,264
Research and development expenses (a)	1,695	(7)	-	-	(32)	1,656
Amortization of intangible assets	583	(556)	-	-	-	27
Acquisition-related in-process R&D charges	20	(20)	-	-	-	-
Restructuring charges and acquisition-related costs	459	-	(285)	-	(174)	-
Other (income)/deductions--net	72	(1)	-	-	(263)	(192)
Income from continuing operations before provision for taxes on income	3,049	581	285	-	610	4,525
Provision for taxes on income	786	165	100	-	220	1,271
Income from continuing operations	2,263	416	185	-	390	3,254
Discontinued operations--net of tax	3	-	-	(3)	-	-
Net income before allocation to noncontrolling interests	2,266	416	185	(3)	390	3,254
Less: Net income attributable to noncontrolling interests	5	-	-	-	-	5
Net income attributable to Pfizer Inc.	$2,261	$416	$185	$(3)	$390	$3,249
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.34	$0.06	$0.02	$-	$0.06	$0.48
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attibutable to Pfizer Inc. common shareholders	$0.34	$0.06	$0.02	$-	$0.06	$0.48

	Six Months Ended June 28, 2009
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$21,851	$-	$-	$-	$(40)	$21,811
Costs and expenses:
Cost of sales (a)	3,164	-	-	-	(164)	3,000
Selling, informational and administrative expenses (a)	6,226	6	-	-	(135)	6,097
Research and development expenses (a)	3,400	(14)	-	-	(65)	3,321
Amortization of intangible assets	1,161	(1,096)	-	-	-	65
Acquisition-related in-process R&D charges	20	(20)	-	-	-	-
Restructuring charges and acquisition-related costs	1,013	-	(682)	-	(331)	-
Other (income)/deductions--net	15	(3)	-	-	(428)	(416)
Income from continuing operations before provision for taxes on income	6,852	1,127	682	-	1,083	9,744
Provision for taxes on income	1,860	357	245		360	2,822
Income from continuing operations	4,992	770	437	-	723	6,922
Discontinued operations--net of tax	4	-	-	(4)	-	-
Net income before allocation to noncontrolling interests	4,996	770	437	(4)	723	6,922
Less: Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	$4,990	$770	$437	$(4)	$723	$6,916
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.74	$0.11	$0.07	$-	$0.11	$1.03
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attibutable to Pfizer Inc. common shareholders	$0.74	$0.11	$0.07	$-	$0.11	$1.03

(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended June 29, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$12,129	$-	$-	$-	$(54)	$12,075
Costs and expenses:
Cost of sales (a)	2,289	-	-	-	(253)	2,036
Selling, informational and administrative expenses (a)	3,863	3	-	-	(170)	3,696
Research and development expenses (a)	1,966	(7)	-	-	(90)	1,869
Amortization of intangible assets	663	(628)	-	-	-	35
Acquisition-related in-process R&D charges	156	(156)	-	-	-	-
Restructuring charges and acquisition-related costs	569	-	(7)	-	(562)	-
Other (income)/deductions--net	(167)	-	-	-	(23)	(190)
Income from continuing operations before provision for taxes on income	2,790	788	7	-	1,044	4,629
Provision for taxes on income	25	184	2	-	714	925
Income from continuing operations	2,765	604	5	-	330	3,704
Discontinued operations--net of tax	17	-	-	(17)	-	-
Net income before allocation to noncontrolling interests	2,782	604	5	(17)	330	3,704
Less: Net income attributable to noncontrolling interests	6	-	-	-	-	6
Net income attributable to Pfizer Inc.	$2,776	$604	$5	$(17)	$330	$3,698
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.41	$0.09	$-	$-	$0.05	$0.55
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attibutable to Pfizer Inc. common shareholders	$0.41	$0.09	$-	$-	$0.05	$0.55

	Six Months Ended June 29, 2008
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$23,977	$-	$-	$-	$(106)	$23,871
Costs and expenses:
Cost of sales (a)	4,275	-	-	-	(439)	3,836
Selling, informational and administrative expenses (a)	7,355	6	-	-	(256)	7,105
Research and development expenses (a)	3,757	(14)	-	-	(236)	3,507
Amortization of intangible assets	1,442	(1,380)	-	-	-	62
Acquisition-related in-process R&D charges	554	(554)	-	-	-	-
Restructuring charges and acquisition-related costs	747	-	(8)	-	(739)	-
Other (income)/deductions--net	(500)	(2)	-	-	(21)	(523)
Income from continuing operations before provision for taxes on income	6,347	1,944	8	-	1,585	9,884
Provision for taxes on income	788	406	2		879	2,075
Income from continuing operations	5,559	1,538	6	-	706	7,809
Discontinued operations--net of tax	13	-	-	(13)	-	-
Net income before allocation to noncontrolling interests	5,572	1,538	6	(13)	706	7,809
Less: Net income attributable to noncontrolling interests	12	-	-	-	-	12
Net income attributable to Pfizer Inc.	$5,560	$1,538	$6	$(13)	$706	$7,797
Earnings per common share - diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.82	$0.23	$-	$-	$0.10	$1.15
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attibutable to Pfizer Inc. common shareholders	$0.82	$0.23	$-	$-	$0.10	$1.15

(a)	Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

	Second Quarter		Six Months
(millions of dollars)	2009	2008	2009	2008

Transaction costs	$184	$-	$553	$-
Pre-Integration costs and other	101	7	129	8
Total acquisition-related costs -- pre-tax (a)	285	7	682	8
Income taxes(b)	(100)	(2)	(245)	(2)
Total acquisition-related costs -- net of tax	$185	$5	$437	$6

(a)	Included in Restructuring charges and acquisition-related costs. Transaction costs include costs directly related to our pending acquisition of Wyeth. Included in these costs are bridge term loan credit agreement fees related to the bridge financing arranged with financial institutions in March 2009 to partially fund our pending acquisition of Wyeth. The bridge commitment was terminated in June 2009 as a result of our issuance of $24 billion in senior unsecured notes during the first six months of 2009 and all associated bridge commitment fees have been expensed. Pre-Integration costs represent external, incremental costs directly related to our pending acquisition of Wyeth.

(b)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:

	Second Quarter		Six Months
(millions of dollars)	2009	2008	2009	2008

Restructuring charges - Cost-reduction initiatives(a)	$174	$562	$331	$739
Implementation costs - Cost-reduction initiatives(b)	156	405	330	762
Certain legal matters(c)	(2)	-	130	-
Net interest expense - Pending Wyeth acquisition(d)	206	-	229	-
Other	76	77	63	84
Total certain significant items -- pre-tax	610	1,044	1,083	1,585
Income taxes(e)	(220)	(714)	(360)	(879)
Total certain significant items -- net of tax	$390	$330	$723	$706

(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($45 million), Selling, informational and administrative expenses ($85 million), Research and development expenses ($32 million), and Other (income)/deductions - net ($6 million income) for the three months ended June 28, 2009. Included in Cost of sales ($121 million), Selling, informational and administrative expenses ($131 million), Research and development expenses ($73 million), and Other (income)/deductions - net ($5 million) for the six months ended June 28, 2009. Included in Cost of sales ($210 million), Selling, informational and administrative expenses ($100 million), Research and development expenses ($94 million), and Other (income)/deductions - net ($1 million) for the three months ended June 29, 2008. Included in Cost of sales ($348 million), Selling, informational and administrative expenses ($175 million), Research and development expenses ($240 million), and Other (income)/deductions - net ($1 million income) for the six months ended June 29, 2008.

(c)	Included in Other (income)/deductions - net.

(d)

Included in Other (income)/deductions - net. Includes interest expense on the senior unsecured notes issued in connection with our pending acquisition of Wyeth less interest income earned on the proceeds of those notes.

(e)

Included in Provision for taxes on income and includes approximately $426 million in the second quarter of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.).

PFIZER INC.
SEGMENT/PRODUCT REVENUES
SECOND QUARTER 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	10,984	12,129	(9)	4,524	4,756	(5)	6,460	7,373	(12)

PHARMACEUTICAL +	10,063	11,053	(9)	4,190	4,372	(4)	5,873	6,681	(12)
- CARDIOVASCULAR AND METABOLIC DISEASES	3,902	4,467	(13)	1,614	1,785	(10)	2,288	2,682	(15)
LIPITOR	2,685	2,976	(10)	1,314	1,396	(6)	1,371	1,580	(13)
NORVASC	518	627	(17)	16	41	(63)	502	586	(14)
CHANTIX / CHAMPIX	192	207	(7)	116	109	7	76	98	(22)
CADUET	128	146	(12)	99	116	(15)	29	30	(1)
CARDURA	114	132	(14)	2	1	33	112	131	(14)
REVATIO	94	73	30	59	45	29	35	28	31
- CENTRAL NERVOUS SYSTEM DISORDERS	1,388	1,484	(6)	629	669	(6)	759	815	(7)
LYRICA	629	614	2	324	336	(4)	305	278	9
GEODON / ZELDOX	231	232	-	192	184	5	39	48	(20)
ZOLOFT	125	151	(18)	22	42	(48)	103	109	(6)
ARICEPT**	108	121	(11)	-	-	-	108	121	(11)
NEURONTIN	82	104	(21)	16	20	(20)	66	84	(22)
RELPAX	75	80	(7)	46	48	(5)	29	32	(9)
XANAX / XANAX XR	74	90	(19)	11	16	(31)	63	74	(16)
- ARTHRITIS AND PAIN	623	756	(18)	425	449	(5)	198	307	(36)
CELEBREX	548	589	(7)	390	415	(6)	158	174	(10)
- INFECTIOUS AND RESPIRATORY DISEASES	841	1,000	(16)	255	297	(14)	586	703	(17)
ZYVOX	257	292	(12)	138	170	(19)	119	122	(3)
VFEND	180	187	(4)	54	55	(2)	126	132	(4)
ZITHROMAX / ZMAX	100	109	(8)	4	1	*	96	108	(10)
DIFLUCAN	74	98	(24)	2	1	40	72	97	(25)
- UROLOGY	714	765	(7)	401	384	4	313	381	(18)
VIAGRA	423	463	(9)	207	199	4	216	264	(18)
DETROL / DETROL LA	273	290	(6)	192	183	4	81	107	(23)
- ONCOLOGY	558	650	(14)	123	108	14	435	542	(20)
SUTENT	223	211	5	56	60	(6)	167	151	9
AROMASIN	114	117	(2)	39	32	20	75	85	(11)
CAMPTOSAR	85	137	(38)	-	5	(99)	85	132	(35)
- OPHTHALMOLOGY	404	444	(9)	118	118	-	286	326	(12)
XALATAN / XALACOM	395	436	(9)	118	118	-	277	318	(13)
- ENDOCRINE DISORDERS	263	305	(14)	57	67	(15)	206	238	(13)
GENOTROPIN	207	238	(13)	50	61	(18)	157	177	(11)
- ALL OTHER	772	619	25	216	179	21	556	440	26
ZYRTEC / ZYRTEC D	-	8	(100)	-	8	(100)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex,
Olmetec, Rebif and Spiriva)	598	563	6	352	316	11	246	247	-
ANIMAL HEALTH	648	715	(9)	261	269	(3)	387	446	(13)
OTHER ***	273	361	(24)	73	115	(37)	200	246	(19)

+	-	Revenues are presented by therapeutic area.

*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.
SEGMENT/PRODUCT REVENUES
SIX MONTHS 2009
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
TOTAL REVENUES	21,851	23,977	(9)	9,493	10,260	(7)	12,358	13,717	(10)

PHARMACEUTICAL +	20,165	21,957	(8)	8,899	9,506	(6)	11,266	12,451	(10)
- CARDIOVASCULAR AND METABOLIC DISEASES	7,781	8,961	(13)	3,394	3,921	(13)	4,387	5,040	(13)
LIPITOR	5,406	6,113	(12)	2,766	3,144	(12)	2,640	2,969	(11)
NORVASC	999	1,140	(12)	35	35	(1)	964	1,105	(13)
CHANTIX / CHAMPIX	369	484	(24)	228	302	(25)	141	182	(22)
CADUET	262	293	(11)	203	236	(14)	59	57	4
CARDURA	221	253	(13)	3	3	(9)	218	250	(13)
REVATIO	208	146	42	141	96	46	67	50	35
- CENTRAL NERVOUS SYSTEM DISORDERS	2,810	2,870	(2)	1,375	1,351	2	1,435	1,519	(6)
LYRICA	1,312	1,196	10	742	686	8	570	510	12
GEODON / ZELDOX	461	473	(3)	387	384	1	74	89	(18)
ZOLOFT	240	273	(12)	43	68	(37)	197	205	(4)
ARICEPT**	203	225	(10)	-	-	-	203	225	(10)
NEURONTIN	160	193	(17)	35	33	6	125	160	(22)
RELPAX	153	157	(2)	97	97	-	56	60	(6)
XANAX / XANAX XR	149	176	(16)	28	32	(14)	121	144	(16)
- ARTHRITIS AND PAIN	1,262	1,511	(16)	881	953	(8)	381	558	(32)
CELEBREX	1,112	1,200	(7)	809	879	(8)	303	321	(6)
- INFECTIOUS AND RESPIRATORY DISEASES	1,709	1,931	(11)	553	596	(7)	1,156	1,335	(13)
ZYVOX	540	551	(2)	313	334	(6)	227	217	4
VFEND	359	358	-	116	108	8	243	250	(3)
ZITHROMAX / ZMAX	214	229	(7)	8	6	37	206	223	(8)
DIFLUCAN	151	187	(19)	4	4	8	147	183	(20)
- UROLOGY	1,481	1,549	(4)	883	830	6	598	719	(17)
VIAGRA	877	923	(5)	465	421	11	412	502	(18)
DETROL / DETROL LA	562	603	(7)	403	405	(1)	159	198	(19)
- ONCOLOGY	1,082	1,287	(16)	242	305	(21)	840	982	(14)
SUTENT	425	401	6	123	126	(2)	302	275	9
AROMASIN	224	221	1	81	69	17	143	152	(6)
CAMPTOSAR	194	329	(41)	-	88	(100)	194	241	(19)
- OPHTHALMOLOGY	817	857	(5)	271	252	8	546	605	(10)
XALATAN / XALACOM	802	841	(5)	271	252	7	531	589	(10)
- ENDOCRINE DISORDERS	512	563	(9)	117	129	(9)	395	434	(9)
GENOTROPIN	404	444	(9)	104	116	(10)	300	328	(8)
- ALL OTHER	1,531	1,377	11	472	561	(16)	1,059	816	30
ZYRTEC / ZYRTEC D	-	125	(100)	-	125	(100)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex,
Olmetec, Rebif and Spiriva)	1,180	1,051	12	711	608	17	469	443	6
ANIMAL HEALTH	1,185	1,334	(11)	455	509	(11)	730	825	(12)
OTHER ***	501	686	(27)	139	245	(43)	362	441	(18)

+	-	Revenues are presented by therapeutic area.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC.

SUPPLEMENTAL INFORMATION

1. Impact of Foreign Exchange on Revenues

The strengthening of the U.S. dollar relative to other currencies, primarily the euro, UK pound, Canadian dollar and Australian dollar unfavorably impacted our revenues by approximately $1.1 billion, or 9%, in second-quarter 2009, compared to the same period in 2008, and by approximately $1.7 billion, or 7%, in the first six months of 2009, compared to the same period in 2008.

2. Change in Cost of Sales

Reported cost of sales decreased 23% and 26% in the second quarter and first six months of 2009, respectively, compared to the same periods in 2008. The decreases primarily reflect the favorable impact of foreign exchange, the savings impact of our cost-reduction initiatives and lower related implementation costs.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $45 million for the second quarter of 2009, $121 million for the first six months of 2009, $210 million for the second quarter of 2008, and $348 million for the first six months of 2008.

Reported cost of sales as a percentage of revenues decreased 2.9 percentage points to 16.0% in second-quarter 2009, reflecting the favorable impact of our cost-reduction initiatives, the impact of foreign exchange, as well as lower implementation costs associated with our cost-reduction initiatives, compared to second-quarter 2008.

3. Change in Selling, Informational & Administrative (SI&A) Expenses, Research & Development (R&D) Expenses and In-Process R&D Charges (IPR&D)

Reported SI&A expenses decreased 13% and 15% in the second quarter and first six months of 2009, respectively, compared to the same periods in 2008. The decreases reflect the favorable impact of foreign exchange, savings associated with our cost-reduction initiatives and lower related implementation costs. In addition, the first six months of 2009 included certain insurance recoveries related to legal defense costs.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $85 million for second-quarter 2009, $131 million for the first six months of 2009, $100 million for second-quarter 2008, and $175 million for the first six months of 2008.

Reported R&D expenses, excluding IPR&D, decreased 14% and 9% in the second quarter and first six months of 2009, respectively, compared to the same periods in 2008. The decreases are primarily due to the favorable impact of foreign exchange, the realization of savings associated with our cost-reduction initiatives and lower related implementation costs. The six-month 2009 decrease was partially offset by a $150 million milestone payment to Bristol-Myers Squibb in first-quarter 2009 in connection with the collaboration on apixaban.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $32 million for second-quarter 2009, $73 million for the first six months of 2009, $94 million for second-quarter 2008, and $240 million for the first six months of 2008.

IPR&D charges in second-quarter 2009 of $20 million relate to the resolution of a contingency associated with our 2008 acquisition of CovX. IPR&D charges in second-quarter 2008 of $156 million primarily related to the acquisitions of Serenex, Inc. and Encysive Pharmaceuticals, Inc., and in the first-quarter 2008, $398 million primarily related to the acquisitions of CovX and Coley Pharmaceutical Group, Inc. As a result of adopting Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141R, Business Combinations, beginning January 1, 2009, IPR&D related to acquisitions after adoption will be recorded on our consolidated balance sheet as indefinite-lived intangible assets. We made no acquisitions in the first half of 2009.

4. Other Income and Other Deductions

	Second Quarter		Six Months
($ in millions)	2009	2008	2009	2008
Interest Income	$(204)	$(269)	$(449)	$(613)
Interest Expense	270	170	400	311
Net Interest (Income)/Expense(a)	66	(99)	(49)	(302)
Royalty-Related Income	(50)	(72)	(107)	(135)
Legal Matters, Net	(19)	(2)	77	(2)
Other, Net	75	6	94	(61)
Other (Income)/Deductions-Net	$72	$(167)	$15	$(500)

(a)	Net interest expense was $66 million in second-quarter 2009 compared to net interest income of $99 million in the same period in 2008. The change is due primarily to net interest expense recorded in second-quarter 2009 associated with our issuance of $13.5 billion of senior unsecured notes on March 24, 2009 and $10.5 billion of senior unsecured notes June 3, 2009, primarily related to the pending acquisition of Wyeth. In addition, lower interest rates, partially offset by higher cash balances, contributed to the increased net interest expense compared to the year-ago quarter.

5. Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income for second-quarter 2009 was 25.8% compared to 0.9% in the second quarter of 2008, and in the first six months of 2009 was 27.1% compared to 12.4% in the first six months of 2008. The higher tax rates for the second quarter and first six months of 2009 are primarily due to the increased tax costs associated with certain business decisions executed to finance the pending Wyeth acquisition, partially offset by the change in geographic mix of expenses incurred to execute our cost-reduction initiatives, as well as the decrease in IPR&D charges, which generally are not deductible for tax purposes. The lower tax rates in the second quarter and first six months of 2008 reflect tax benefits of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies, which were both recorded in the second quarter of 2008.

The effective tax rate on adjusted income(1) was 28.1% in second quarter 2009, 29.0% in the first six months of 2009, 20.0% in second-quarter 2008, and 21.0% in the first six months of 2008. The higher tax rates on adjusted income(1) in 2009 are primarily due to the increased tax costs associated with certain business decisions executed to finance the pending Wyeth acquisition. The lower tax rates in the second quarter and first six months of 2008 reflect $305 million in tax benefits related to the resolution of tax issues noted above.

6. Reconciliation of 2009 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2009 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance

	Full-Year 2009 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$12.8 - $13.5	~$1.90 - $2.00
Purchase Accounting Impacts of Business Development Transactions Completed as of 12/31/08	(1.5)	(0.23)
Costs Related to Cost-Reduction Initiatives	(0.9 - 1.2)	(0.14 - 0.17)
Wyeth Acquisition-Related Costs	(1.1 - 1.2)	(0.16 - 0.18)
Certain Legal Matters	(.1)	(0.01)
Other, Net	(.1)	(0.01)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$8.7 - $9.8	~$1.30 - $1.45

(a)	Guidance in the table above does not assume the completion of any business-development transactions not completed as of June 28, 2009, and excludes the potential effects of litigation-related matters not substantially resolved as of June 28, 2009, as we do not forecast those matters. However, full-year 2009 financial guidance for reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders do reflect certain costs incurred and expected to be incurred in connection with the pending Wyeth acquisition, including, but not limited to, transaction costs, pre-integration costs and financing costs.

________________

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended March 29, 2009, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 22, 2009. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action, including legislation or regulatory action that may result from pending and possible future healthcare reform proposals, affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations and changes affecting the taxation by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of the global recession and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; our ability and Wyeth’s ability to satisfy the conditions to closing our merger agreement; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our pending acquisition of Wyeth and of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media
Joan Campion, 212-733-2798
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717